EXHIBIT 5.1
Troy & Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, California 90067
July 16, 2007
Xenonics Holdings, Inc.
2236 Rutherford Road, Suite 123
Carlsbad, California 92008
Ladies and Gentlemen:
     You have requested our opinion in connection with the filing by Xenonics Holdings, Inc., a Nevada corporation (the “Company”), of a Registration Statement on Form S-3, including the exhibits thereto (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), and including a prospectus to be filed with the Registration Statement (the “Prospectus”), covering the offering for resale of up to 2,487,500 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), comprised of 1,105,000 shares (the “Issued Shares”) of Common Stock which are issued and outstanding and 1,382,500 shares (the “Warrant Shares”) of Common Stock that are issuable upon the exercise of outstanding warrants (the “Warrants”).
     In connection with this opinion letter, we have examined and relied upon (i) the Registration Statement, including the Prospectus, (ii) the Company’s Articles of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) the Warrants, (v) resolutions of the Company’s Board of Directors pertaining to the subject matter of this opinion letter, and (vi) originals or copies certified to our satisfaction of such other documents, corporate records, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
     With your permission, we have made and relied upon the following assumptions, without any independent investigation or inquiry by us.
     A. All signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic. All corporate records furnished to us by the Company are accurate and complete.
     B. The Registration Statement to be filed by the Company with the Commission will be identical in all material respects to the form of Registration Statement that the Company has provided to us for our review; all factual statements made by the Company in the Registration Statement are accurate and complete; and the Company will issue the Warrant Shares in accordance with the terms and conditions of the Warrants.
     The law covered by our opinion is limited to the internal corporate laws of the State of Nevada. We neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction or with respect to the application or effect of any such laws. The only opinion rendered by us is set forth below, and no opinion may be implied or inferred beyond that expressly stated below. We do not undertake to advise you of matters that may come to our attention subsequent to the date of this opinion letter and that may affect our opinion, including, without limitation, future changes in applicable law.
     Based upon and subject to the foregoing, we are of the opinion that (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing with the Commission of this opinion letter as Exhibit 5.1 to the Registration Statement and further consent to the reference made to us in the Prospectus under the caption “Legal Matters.” However, by giving you this opinion letter and consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troy & Gould P.C.

TROY & GOULD P.C.